EXHIBIT 99.3

Howard W. Robin President & CEO Sirna Therapeutics, Inc. 303-449-6500	Amy Sullivan Senior Vice President Noonan Russo Presence 415-677-4455

Ribozyme Pharmaceuticals is now Sirna Therapeutics

~NASDAQ Ticker Symbol Changes to “RNAI” Effective April 17, 2003~

BOULDER, CO—APRIL 16, 2003—Ribozyme Pharmaceuticals, Inc., (NASDAQ: RZYM) announced today that it has changed its name to Sirna Therapeutics, Inc. The new focus of the company is the research and development of RNA interference (RNAi) based therapeutics. The name Sirna Therapeutics has been selected to represent the ‘silencing of RNA’, a mechanism that inhibits the expression of disease causing genes or replication of viruses. The company’s stock symbol on the Nasdaq National Market will change from “RZYM” to “RNAI” effective April 17, 2003. The company’s new website will be www.sirna.com.

“With our leadership position in nucleic acid technology, we are in an ideal position to continue the development of highly targeted and effective RNAi-based therapeutics, a program that we began over 18 months ago,” commented Howard W. Robin, CEO and President of Sirna Therapeutics. “We believe that RNAi has the potential to silence disease-causing genes with broad therapeutic applications. The name Sirna Therapeutics reflects our efforts in targeted gene silencing.”

RNAi is a mechanism used by cells in the body to regulate the expression of genes and the replication of viruses. This mechanism is mediated by small interfering RNA molecules. Sirna Therapeutics has shown that it can use stabilized small interfering RNA molecules to down-regulate the expression of many genes without affecting other genes. Using its RNA expertise, the company is developing RNAi-based therapeutics that selectively target disease-causing genes and viruses. Harnessing the natural process of RNAi holds the potential to create a new class of drugs with unrivalled specificity toward a wide range of diseases.

About Sirna Therapeutics

Sirna Therapeutics (formerly Ribozyme Pharmaceuticals) is a biotechnology company leveraging its expertise in nucleic acid technology to develop and commercialize products that target human diseases. Sirna Therapeutics’ primary focus is to develop therapeutics based on a nucleic acid technology called ribonucleic acid interference, or RNAi. In addition, with its partner Chiron, Sirna is developing an RNA-based therapeutic product, ANGIOZYME®, an anti-angiogenic agent in Phase II development for the treatment of metastatic colorectal cancer. The company also has expertise in oligonucleotide manufacturing. To date, Sirna Therapeutics has established strategic corporate relationships with Archemix Corporation, atugen AG, Chiron Corporation, Fujirebio, and

Geron Corporation. Sirna Therapeutics is listed on the Nasdaq National Market under the ticker symbol “RNAI.” More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings.